Exhibit 10.1

THIRD AMENDMENT TO THE PROGRESSIVE CORPORATION

2010 EQUITY INCENTIVE PLAN

WHEREAS, The Progressive Corporation 2010 Equity Incentive Plan, as previously amended (the “Plan”), is currently in effect; and

WHEREAS, the Board of Directors believes that it is desirable to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 8(d) of the Plan, entitled “Buyout Provisions,” is hereby deleted in its entirety.

2.	Section 9(b)(vi) of the Plan is hereby amended and restated in its entirety as follows:

(vi) Unless varied by the Committee, Stock Appreciation Rights shall be subject to the terms and conditions specified for Stock Options in Sections 8(b)(vi) and (vii).

3.	Except as expressly modified hereby, the terms of the Plan shall be unchanged.